Exhibit 4.9

THE OFFER AND SALE OF THE SECURITIES (INCLUDING THE SHARES OF COMMON STOCK THAT MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS WARRANT (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION, (2) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS AND (3) ARE SUBJECT TO ADDITIONAL LIMITATIONS ON TRANSFER SPECIFIED IN THE INVESTMENT AGREEMENT, DATED AS OF MARCH 26, 2024, BETWEEN THE ONE GROUP HOSPITALITY, INC. AND THE HOLDERS PARTY THERETO, AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME.

Original Issue Date: May 1, 2024

WARRANT CERTIFICATE NO. B-4

The ONE Group Hospitality, Inc.

Warrant to Purchase Shares of Common Stock

The ONE Group Hospitality, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that HPS Corporate Lending Fund, a Delaware corporation (the “Holder”), subject to the terms and conditions hereof, shall be entitled to purchase from the Company, at any time and from time on or prior to the close of business on May 1, 2029 (the “Expiration Date”), 6,667 shares of Common Stock (individually, a “Warrant Share” and collectively, the “Warrant Shares”) of the Company, at a price per share equal to the Exercise Price. The number of Warrant Shares are subject to adjustment as provided herein, and all references to “shares of Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.Issuance; Terms and Usage; Definitions. This warrant (this “Warrant”) is being issued by the Company to the Holder in connection with the transactions contemplated by the Investment Agreement. Section 1.01 of the Investment Agreement is incorporated herein, mutatis mutandis, by this reference. The following terms used herein shall have the meanings set forth below when used in this Warrant:

“Additional Warrants” means additional warrants of the Company issued pursuant to the Investment Agreement and any other warrants the Company may issue from time to time.

“Adjustment Event” has the meaning set forth in Section 6.11.

“Below Fair Market Value Issuance” has the meaning set forth in Section 6.2.

“Board” means the board of directors of the Company or committee of such board or any other governing body of any Subsidiary of the Company, in each case, duly authorized to act with the authority of such board.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.

“Closing Date” has the meaning specified under the Investment Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Warrant.

“Company 2019 Equity Incentive Plan” means The One Group Hospitality, Inc. 2019 Equity Incentive Plan.

“Determination Date” has the meaning set forth in Section 6.11.

“Distribution” has the meaning set forth in Section 6.2.

“Equity Securities” means, with respect to any Person, any (a) membership interests, units or shares of capital stock, (b) equity, ownership, voting, profit or participation interests or (c) similar rights or securities in such Person or any of its subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its subsidiaries, or obligation on the part of such Person or any of its subsidiaries to issue, any of the foregoing.

“Excluded Transaction” means (a) any issuance of Equity Securities to employees, officers or directors of the Company or its subsidiaries pursuant to any stock option plan, equity incentive plan (including the Company 2019 Equity Incentive Plan) or other employee benefit arrangement approved by the Board, (b) any issuance of Warrant Shares hereunder or under any other Additional Warrants and/or (c) any issuance of Equity Securities in the following transactions: (i) any acquisition by the Company or any of its subsidiaries of any equity interests, assets, properties or business of any Person; (ii) any merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than a Business Combination subject to Section 6.4); (iii) the commencement of any transaction or series of related transactions involving a change of control of the Company (other than a Business Combination subject to Section 6.4); (iv) any private placement of warrants to purchase Equity Securities of the Company to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company; and (v) any issuance of Equity Securities by the Company in connection with which the Holder exercised its participation or preemptive rights in accordance with the Investment Agreement.

“Exercise” has the meaning set forth in Section 2.2.

“Exercise Date” means the date on which each of the requirements for a Cash Exercise are satisfied in accordance with Section 2.2.

“Exercise Price” means $10.00 per share of Common Stock.

“Expiration Date” has the meaning set forth in the introductory paragraph of this Warrant.

“Fair Market Value” of an Equity Security means, as of any date, if such Equity Security is listed or traded on a U.S. national securities exchange or market, the closing sale price of such Equity Security on the Business Day immediately prior to such date as reported in the composite transactions for the principal U.S. national securities exchange or market on which such Equity Security is so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange on which such Equity Security is so listed or traded on the Business Day immediately prior to such date, or if such Equity Security is not so listed or traded on a U.S. national securities exchange or market, the last closing bid price of such Equity Security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if that bid price is not available, the market price of such Equity Security on the Business Day immediately prior to such date as determined by the Board in good faith, which determination shall be provided to the Holder in writing; provided, that if the Holder objects in writing to the market price as determined by the Board within five Business Days of receipt of notice of such determination, such market price shall be determined by an independent financial expert appointed for such purpose, using one or more valuation methods that the independent financial expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

“Holder” has the meaning set forth in the introductory paragraph of this Warrant.

“Investment Agreement” means the Investment Agreement, dated as of the Original Issue Date, between the Company and the Holder, as amended, supplemented or otherwise modified from time to time.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Public Sale” shall mean (a) an underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act, (b) a “brokers’ transaction” (as defined in Rule 144), (c) the acquisition, purchase, business combination, merger or consolidation of the Company or any direct or indirect parent of the Company into or with an entity that has, or whose direct or indirect parent has, previously consummated a public offering of Equity Securities and is a public company at the applicable time or (d) an offering pursuant to a direct listing of Equity Securities on a public stock exchange.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholders” means holders of Common Stock.

“Warrant” has the meaning set forth in the introductory sentence of Section 1.

“Warrant Share” has the meaning set forth in the introductory paragraph of this Warrant.

2.Exercise of Warrants.

2.1General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time prior to the close of business on the Expiration Date. Any exercise of this Warrant may be conditioned upon the occurrence of (a) a Public Sale of the Warrant Shares or (b) any event described in Section 8.3(c) or Section 8.3(e). Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 8 (if such a notice was provided).

2.2Method of Exercise. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company at its principal executive office, or at the office of its transfer agent, if any, accompanied by (a) the “Purchase Form” attached as Exhibit A, duly completed and executed on behalf of the Holder and (b) payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder pursuant to Section 3, if any.

2.3Issuance of Certificate(s); Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 2.2, the Company shall, promptly, and in any event, within two Business Days, either (a) issue and cause to be delivered a certificate or certificates or (b) instruct its transfer agent to register in book entry form, in either case to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate, a certificate or certificates (or book entry shares) for the number of Warrant Shares issuable upon the Cash Exercise. Such certificate or certificates (or book entry shares) shall not be deemed to have been issued, and any person so designated to be named therein shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 2.2 have been fully met by the Holder. The certificate(s) (or book entry shares) representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit B; provided, that, upon the reasonable request of the Holder, at any time, and from time to time, when such legend is no longer required under the Securities Act or applicable state laws and upon receipt by the Company of a favorable legal opinion to that effect from the Holder’s counsel, the Company shall promptly remove such legend from any certificate representing the Warrant Shares (or issue one or more new certificates representing such Warrant Shares, which certificate(s) shall not contain a legend). The Company hereby represents and warrants that any shares of Common Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 2.2 will be duly and validly authorized and issued, fully-paid and non-assessable and, as of the time of such issuance, free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith and restrictions under applicable securities laws and the Investment Agreement). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Warrant Shares may not be actually delivered on such date.

2.4Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall promptly issue a new certificate evidencing the remaining Warrant or Warrants, in a form substantially identical hereto, in the name of the Holder, and delivered to the Holder or to another person that the Holder has designated for delivery as soon as practicable, and in any event not exceeding three Business Days from such exercise.

2.5Lock-Up. The Holder agrees that it will not exercise this Warrant for a period of 30 days following the Closing Date.

3.Payment of Taxes. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names (provided that the Holder has complied with the restrictions on transfer set forth herein and in the Investment Agreement) as may be directed by the Holder; provided that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit C; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

4.Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.

5.Reservation of Warrant Shares.

5.1At all times prior to the Expiration Date, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of this Warrant, a number of shares of Common Stock equal to the aggregate Warrant Shares then issuable upon the exercise of this Warrant. The Company shall use reasonable best efforts to take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violating the Company’s certificate of incorporation or bylaws, any debt agreements or material agreements to which the Company is a party, any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares of Common Stock required to be reserved hereunder for issuance upon exercise of the Warrants.

5.2The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant in accordance with Section 2.2 will, upon issuance in accordance with the terms of this Warrant, be validly authorized and issued, fully-paid, non-assessable and free from any and all (a) security interests created by or imposed upon the Company, (b) taxes, liens and charges with respect to the issuance thereof and (c) preemptive rights or any other similar contractual rights. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of Common Stock of the Company’s equity shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly as practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Neither this Warrant nor the Warrant Shares will be, when issued, subject to any restrictions on transfer under applicable law or any contract to which the Company is a party, other than, in the case of restrictions on transfer, those under applicable state and federal securities laws, the Investment Agreement and/or the restrictions on transfer set forth herein.

5.3The Company represents and warrants to the Holder that the Company submitted to NASDAQ Stock Market LLC an “Application for Listing of Additional Shares” with respect to the Warrant Shares. The Company will use its commercially reasonable efforts to maintain the listing of the Warrant Shares for so long as the Common Stock is then so listed in NASDAQ Stock Market LLC and/or any other national securities exchange or market on which the Common Stock is listed or traded.

5.4The Company represents and warrants to the Holder that the issuance of this Warrant and the issuance of shares of Common Stock upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party.

6.Anti-dilution Adjustments and Other Rights of Holders.

6.1Changes to Common Stock. If the Company (a) declares, orders, pays or makes a dividend or a distribution on its Common Stock payable in shares of Common Stock, (b) splits, subdivides or reclassifies its outstanding Common Stock into a larger number of shares of Common Stock, (c) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (d) increases or decreases the number of Common Stock outstanding by reclassification of its shares of Common Stock (in each case, other than a transaction to which Section 6.6 is applicable), then, in each such case, on the date on which such event happens, the Exercise Price of this Warrant shall be reduced to a price determined in accordance with the formula set forth below:

EP2 = EP1* (A) ÷ (B).

(a)“EP2” shall mean the Exercise Price in effect immediately after such event;

(b)“EP1” shall mean the Exercise Price in effect immediately prior to such event;

(c)“A” shall mean the number of shares of Common Stock immediately after the close of business on the record date for such event;

(d)“B” shall mean the number of shares of Common Stock outstanding immediately prior to the close of business on the record date for such event.

An adjustment made pursuant to this Section 6.1 shall become effective immediately after the effective date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.2Cash Distributions and Other Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, other than a dividend or distribution covered by Section 6.1) (a “Distribution”), then, in each such case, on the date on which such Distribution is made, the Exercise Price of this Warrant shall be reduced to a price determined in accordance with the formula set forth below:

EP2 = EP1* (A) ÷ (A + B).

(a)“EP2” shall mean the Exercise Price in effect immediately after such Distribution;

(b)“EP1” shall mean the Exercise Price in effect immediately prior to such Distribution;

(c)“A” shall mean the Fair Market Value per share of the Common Stock on the last Trading Day immediately preceding the first date on which the shares of Common Stock trade regular way without the right to receive such Distribution;

(d)“B” shall mean (i) if the Distribution is in cash, the amount in cash distributed to Holders per share of Common Stock or (ii) if the Distribution is not in cash, the fair market value (as determined in good faith by the Board) of the shares of stock or other securities, property or options that are distributed to Holders per share of Common Stock.

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such Distribution.  If any cash Distribution is declared but not so paid, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared (and the Exercise Price also correspondingly readjusted).  No adjustment shall be made pursuant to this Section 6.2 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.

6.3Issuances Below the Fair Market Value. If the Company issues shares of Common Stock or any securities or rights convertible or exchangeable into, or having an interest equivalent to, Common Stock entitling the holder thereof to receive, directly or indirectly, shares of Common Stock or securities or rights convertible or exchangeable into, or having an interest equivalent to, shares of Common Stock (“Common Stock Equivalent”), at a price for such shares of Common Stock or Common Stock Equivalent that is less than 95% of the Fair Market Value of shares of Common Stock immediately prior to such issuance (a “Below Fair Market Value Issuance”), other than an issuance to which Section 6.1 applies, then immediately upon such Below Fair Market Value Issuance, the Exercise Price of this Warrant shall be reduced to a price determined in accordance with the formula set forth below:

EP2 = EP1* (A + B) ÷ (A + C).

(a)“EP2” shall mean the Exercise Price in effect immediately after such Below Fair Market Value Issuance;

(b)“EP1” shall mean the Exercise Price in effect immediately prior to such Below Fair Market Value Issuance;

(c)“A” shall mean the number of shares of Common Stock of the Company outstanding prior to the Below Fair Market Value Issuance;

(d)“B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued or deemed issued at a price per share equal to Fair Market Value (determined by dividing the aggregate consideration received by the Company in respect of such issue by Fair Market Value); and

(e)“C” shall mean the number of such additional shares of Common Stock issued in such Below Fair Market Value Issuance.

Notwithstanding the foregoing, this Section 6.3 shall not apply to underwritten offerings registered with the Commission under the Securities Act.

6.4Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 6.1), notwithstanding anything to the contrary contained herein (except subject to Section 6.5), the Holder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph.  In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant.

6.5Transactions Excluded from Adjustment Provisions. Notwithstanding anything herein to the contrary, no adjustment shall be made pursuant to this Section 6 to the number of Warrant Shares or cash, property or other securities, as the case may be, issuable upon exercise of this Warrant in connection with any Excluded Transaction.

6.6Successive Adjustments. Successive adjustments in the number of shares of Common Stock for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.

6.7Notice of Adjustments. Upon the occurrence of each adjustment of the number of Warrant Shares or cash, property and/or other securities issuable upon the exercise of this Warrant, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and shall promptly give written notice to the Holder of each adjustment pursuant to this Section 6 to the number of Warrant Shares or cash, property and/or other securities, as the case may be. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment is based. In the event that the Company proposes to (a) make any distribution to all Shareholders, (b) repurchase shares of Common Stock pursuant to an offer made to all Shareholders, or (c) consummate a Business Combination or take any other action that would give rise to an adjustment of the number of Warrant Shares or cash, property and/or other securities issuable upon the exercise of this Warrant under this Section 6, then the Company shall, at its expense and 30 days prior to the proposed record date of such distribution or consummation of a Business Combination or the proposed repurchase date, in each case, send written notice to the Holder specifying such date and a description of the action to be taken.

6.8No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, no adjustment shall be made hereunder, nor shall an adjustment be made to the ability of a Holder to exercise, for any distribution described herein if the Holder will otherwise participate in the distribution with respect to its Warrant Shares without exercise of this Warrant (without giving effect to any separate exercise of preemptive rights).

6.9Calculations. All adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-hundredth of a Warrant Share (0.0001). Except as described in this Section 6, the Company will not adjust the number of Warrant Shares for which this Warrant is exercisable. No adjustments of the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.

6.10Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective immediately after (a) a record date or record date for an event, (b) the date fixed for the determination of Shareholders entitled to receive a dividend or distribution pursuant to this Section 6 or (c) a date fixed for the determination of Shareholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event issuing to the Holder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional Warrant Shares or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A)in any case referred to in clause (a) of this Section 6.11, the occurrence of such event,

(B)in any case referred to in clause (b) of this Section 6.11, the date any such dividend or distribution is paid or made, and

(C)in any case referred to in clause (c) of this Section 6.11, the date of expiration of such rights or warrants.

7.No Impairment. The Company will not, through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against wrongful impairment.

8.Notices.

8.1Notices Generally. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof: (a) to the Company, at its principal executive offices as stated in its then-most recent current, periodic or annual report filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934 and shall be addressed to the Company, attn: Chief Executive Officer (unless otherwise indicated by the Company in a written notice to the Holder); and (b) to the Holder, at the Holder’s address on Exhibit D (unless otherwise indicated by the Holder in a written notice to the Company) and to such other persons identified in Exhibit D (unless otherwise indicated by the Holder in a written notice to the Company).

8.2Notice of Adjustment. Whenever the number of Warrant Shares and other property, if any, issuable upon the exercise of the Warrants is adjusted, as herein provided, the Company shall deliver to the Holder a certificate of its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the number of Warrant Shares issuable upon exercise of the Warrants after giving effect to such adjustment.

8.3Notice of Certain Transactions. In the event the Company shall propose to (a) distribute any dividend or other distribution to all Shareholders or options, warrants or other rights to receive such dividend or distribution, (b) offer to all Shareholders rights to subscribe for or to purchase any securities convertible into shares of stock of any class or any other securities, rights or options, (c) effect any Business Combination, capital reorganization, reclassification, consolidation or merger, (d) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company or (e) make a tender offer or exchange offer with respect to the Common Stock, the Company shall promptly send to the Holder a notice of such proposed action or offer at its address as it appears on the register of the Company, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the Shareholders, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the number and kind of any other equity interests and on property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. Such notice shall be given as promptly as possible and, in any case, at least 30 days prior to the date of the taking of such action, or participation therein, by the Shareholders.

9.Registration Rights. The Holder of this Warrant shall have such registration rights for the Warrant Shares to the extent provided in the Registration Rights Agreement, dated as of May 1, 2024, by and among the Company, the Holder and the other parties thereto, as amended, supplemented or otherwise modified from time to time, subject to its terms and conditions.

10.No Rights as Shareholder until Exercise. Except as otherwise provided herein or in the Investment Agreement, this Warrant does not entitle the Holder to any of the rights as a Shareholder prior to the exercise hereof, including the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as Shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter. No provision thereof and no mere enumeration therein of the rights or privileges of any Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a Shareholder, whether such liability is asserted by the Company or by creditors of the Company.

11.Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.Governing Law; Venue. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. All actions arising out of or relating to this Warrant shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action.  The consents to jurisdiction and venue set forth in this Section 12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Warrant shall be effective if notice is given in accordance with Section 8.

13.Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement is sought. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon each of the Holder and the Company and their respective successors and permitted assigns. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Warrant or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Warrant. No waiver shall affect or alter the remainder of this Warrant but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Warrant are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

15.Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

16.Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.No Inconsistent Agreements. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Warrant. The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each caused this Warrant to be duly executed as of the date first written above.

THE ONE GROUP HOSPITALITY, INC.

By:	/s/ Emanuel Hilario
Name: Emanuel Hilario
Title: President and Chief Executive Officer

[Signature Page to Warrant Certificate No. B-4]

HPS CORPORATE LENDING FUND

By:	HPS Advisors, LLC, its Investment Adviser

By:	/s/ Andersen Fisher
Name: Andersen Fisher
Title: Managing Director

[Signature Page to Warrant Certificate No. B-4]

EXHIBIT A TO WARRANT

PURCHASE FORM

To: The ONE Group Hospitality, Inc.Dated:______________

The undersigned hereby irrevocably elects to purchase ________________ shares of Common Stock of The ONE Group Hospitality, Inc., a Delaware corporation, pursuant to the purchase provisions of Section 2.2 of the attached Warrant and herewith makes payment of $____________, representing the full purchase price for such shares of Common Stock at the price per share provided for in the Warrant.

[•]

Signature:

Name:

Title:

Address:

EXHIBIT B TO WARRANT

FORM OF RESTRICTIVE LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO NUMEROUS CONDITIONS AND RESTRICTIONS, INCLUDING RESTRICTIONS ON TRANSFER, AS SPECIFIED IN THE INVESTMENT AGREEMENT, DATED AS OF MARCH 26, 2024, BY AND BETWEEN THE ONE GROUP HOSPITALITY, INC., A DELAWARE CORPORATION (THE “COMPANY”) AND THE HOLDERS PARTY THERETO, AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME (THE “INVESTMENT AGREEMENT”). A COPY OF THE INVESTMENT AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION, (B) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS, AND (C) ARE SUBJECT TO AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE INVESTMENT AGREEMENT.”

EXHIBIT C TO WARRANT

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ (the “Holder”) hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of common stock, par value $0.0001 per share, of The ONE Group Hospitality, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares of Common Stock

(the “Assignee”)

HOLDER

Dated:

Signature:

Name:

Title:

By signing below, the Assignee acknowledges that it qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

ASSIGNEE

Dated:

Signature:

Name:

Title:

EXHIBIT D TO WARRANT

NOTICE

HPS Corporate Lending Fund

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attention: Andersen Fisher

Email: andersen.fisher@hpspartners.com

A copy of all notices provided to the Holder in accordance with the Warrant shall also be provided to the following (provided that delivery of such copy shall not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

Attention: John Britton

Email: JBritton@milbank.com